Exhibit 23.4

CONSENT OF MAPLES AND CALDER

We hereby consent to the filing of the opinion letter of Maples and Calder, dated July 23, 2020, as an exhibit to the Registration Statement on Form S-4, as amended, and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the Rules and Regulations of the United States Securities and Exchange Commission thereunder.

/s/ Maples and Calder

Maples and Calder

June 27, 2022